Exhibit 99.1

Material Sciences Corporation

Approved for Listing on NASDAQ Capital Market

ELK GROVE VILLAGE, Ill., September 16, 2010 - Material Sciences Corporation (OTC Bulletin Board: MASC.OB), a leading provider of material-based solutions for acoustical and coated applications, today announced that it has received approval to have its common stock listed on the NASDAQ Capital Market. The Company expects to commence trading on the NASDAQ Capital Market on September 20, 2010 under the symbol “MASC.”

“We believe that the NASDAQ listing should enable us to increase the trading liquidity of our stock, broaden our shareholder base, and raise our profile in the investment community,” said Clifford D. Nastas, chief executive officer.

Prior to the listing change to NASDAQ, the Company’s common stock will continue to trade on the OTC Bulletin Board.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. Material Sciences uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems.

Additional information about Material Sciences is available at www.matsci.com.